FOR IMMEDIATE RELEASE EXHIBIT 99.1

Adeia Enters into Multi-Year IP License Agreement with AMD

SAN JOSE, Calif., March 9, 2026 — Adeia Inc. (Nasdaq: ADEA), the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries, today announced it has entered into a multi-year license agreement with Advanced Micro Devices (AMD) for access to Adeia’s comprehensive semiconductor intellectual property (IP) portfolio. The agreement also resolves all outstanding litigation between the companies.

“We are pleased to reach this agreement with AMD, a global leader in high-performance computing and advanced semiconductor solutions,” said Paul E. Davis, chief executive officer of Adeia. “Resolving our disputes allows both companies to move forward and creates an opportunity for exploring future collaborations on advanced semiconductor technologies.”

Adeia has pioneered fundamental advances in the semiconductor industry over the last 30 years. With a large and growing portfolio of intellectual property covering hybrid bonding, semiconductor packaging and semiconductor processing technologies, Adeia licenses and partners with leading semiconductor companies around the world.

About Adeia Inc.

Adeia (Nasdaq: ADEA) is the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries. We invent and license foundational technologies that shape the future of digital entertainment, electronics, and high-performance computing. Our portfolio transforms technologies into an experience that is intelligent, immersive, and personal. For more, please visit www.adeia.com.

For Information Contact:

Adeia Investor Relations

Chris Chaney

IR@adeia.com

Adeia Media Relations

Dr. Mark Kokes

marketing@adeia.com